Exhibit 21.1

Bare Escentuals Beauty, Inc.

MD Formulations, Inc.

ID Direct, Inc.

MD Beauty Sales, Inc.

Bare Escentuals Kabushiki Kaisha (Japan)

Bare Escentuals UK Limited

Bare Escentuals Europe Ltd. (Ireland)

Bare Escentuals Germany GMBH

Bare Escentuals France SAS

Bare Escentuals Canada Inc.